EXHIBIT 5.1

DLA Piper US LLP
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
T (410) 580-3000
F (410) 580-3001
W www.dlapiper.com
May 8, 2007
Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, Maryland 20850-3338
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for Human Genome Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 500,000 additional shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) pursuant to options issued or to be issued under the Human Genome Sciences, Inc. Employee Stock Purchase Plan, as amended and restated effective May 2, 2007 (the “ESPP”), as well as up to 150,000 Shares pursuant to awards granted or to be granted under the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan (the “Non-Employee Director Plan”).
In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the ESPP, the Non-Employee Director Plan, the Restated Certificate of Incorporation, as amended, and the By-Laws of the Company as now in effect and minutes of all pertinent meetings and actions of the Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the issuance of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the ESPP, and the Non-Employee Director Plan. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance under the ESPP and the Non-Employee Director Plan. The Company has also covenanted and we have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the ESPP, the number of Shares of which are then issuable and deliverable upon the exercise of options issued under the ESPP, and in accordance with the Non-Employee Director Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Non-Employee Director Plan.
We are members of the Bar of the State of Maryland, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the aforementioned state laws of the State of Delaware. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.
Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the ESPP and the Non-Employee Director Plan, will be, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ DLA Piper US LLP